EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the msystems Ltd. 2003 Stock Option and Restricted Stock Incentive Plan and the msystems Ltd. Section 102 Stock Option/Stock Purchase and Stock Option Plans, of our reports dated March 8, 2006, with respect to the consolidated financial statements of SanDisk Corporation, included in its Annual Report (Form 10-K) for the year ended January 1, 2006, SanDisk Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SanDisk Corporation, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Jose, California
November 21, 2006